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                                                                   EXHIBIT 12.1

                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (In thousands)

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
                                                                                                           Six Months
                                                                        Year Ended December 31,              Ended
                                                          -----------------------------------------------   June 30,
                                                          1997        1998     1999      2000      2001       2002
                                                         -------    -------   -------   -------   -------  ----------
Earnings:
     Income (loss) before income taxes ...............   $(3,367)   $ 6,334   $20,151   $47,499   $50,340   $42,421
     Fixed charges per below .........................     2,609      5,420    12,142    29,453    31,093    16,016
     Less: capitalized interest per below ............        --         --        --        --       213        --
     Current period amortization of interest
       capitalized in prior periods ..................        --         --        --        --        --        --
                                                         -------    -------   -------   -------   -------   -------

     Total earnings ..................................   $  (758)   $11,754   $32,293   $76,952   $81,220   $58,437
                                                         =======    =======   =======   =======   =======   =======

Fixed charges and preferred stock dividends:

     Interest expense ................................   $ 1,957    $ 3,458   $11,531   $28,705   $30,045   $15,426
     Capitalized interest ............................        --         --        --         8       213        --
     Interest portion of rent expense ................        63        197       611       740       835       590
     Preferred dividend requirements .................       589      1,765        --        --        --
                                                         -------    -------   -------   -------   -------   -------

     Total fixed charges and preferred stock dividends   $ 2,609    $ 5,420   $12,142   $29,453   $31,093   $16,016
                                                         =======    =======   =======   =======   =======   =======

Ratio of earnings to combined fixed charges and
  preferred stock dividends ..........................        --        2.2       2.7       2.6       2.6       3.6
                                                         =======    =======   =======   =======   =======   =======

Dollar amount of deficiency below 1.0 ................   $ 3,367        N/A       N/A       N/A       N/A       N/A
                                                         =======    =======   =======   =======   =======   =======

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